Exhibit 21.1   Subsidiaries of the Registrant
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Subsidiary                              Jurisdiction of Incorporation
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Starnet Systems International Inc.      Antigua and Barbuda
Inphinity Interactive Inc.              British Columbia, Canada
602662 British Columbia Ltd.            British Columbia, Canada
World Gaming Services Inc.              Antigua and Barbuda
WorldBroadcasts.com Inc.                Antigua and Barbuda
EFS International Inc.                  Antigua and Barbuda
EFS USA Inc.                            Nevada, U.S.A.
EFS Australia Pty Ltd.                  Australia
EFS St. Kitts Inc.                      Federation of St. Kitts & Nevis
Starnet Communications Canada Inc.      British Columbia, Canada